Exhibit 4.3

EXECUTION COPY

THIS PROMISSORY NOTE IS SUBJECT TO ALL OF THE TERMS AND CONDITIONS OF THE SECURITYHOLDER AGREEMENT, DATED AS OF DECEMBER 4, 2014, BY AND BETWEEN GENERAL COMMUNICATION, INC. AND SEARCHLIGHT ALX, L.P., AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE MAKER. ANY ATTEMPTED TRANSFER IN VIOLATION OF THE TERMS OF SUCH AGREEMENT IS VOID.

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE NOTE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO EXEMPTIONS FROM THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

UNSECURED PROMISSORY NOTE DUE 2023

$75,000,000	Anchorage, Alaska
February 2, 2015

GENERAL COMMUNICATION, INC. (“Maker”), an Alaska corporation, for value received, hereby promises to pay to SEARCHLIGHT ALX, L.P., a Delaware limited partnership (“Payee”), in lawful money of the United States of America, the principal amount of SEVENTY FIVE MILLION DOLLARS ($75,000,000) plus interest as set forth below from the date of this Unsecured Promissory Note Due 2023 (the “Note”) on the unpaid balance. All principal and interest is to be paid without setoff or counterclaim as set forth below. This Note is subject to the terms and conditions, of that certain Securityholder Agreement dated as of December 4, 2014 by and between the Maker and Payee (the “Securityholder Agreement”), which was executed in connection with the execution of this Note, and that certain Stock Appreciation Rights Agreement dated as of the date hereof by and between the Maker and Payee (the “SAR Agreement”) pursuant to which Maker issued certain SARs (as defined in the SAR Agreement) to Payee. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Securityholder Agreement. Maker further agrees as follows:

Section 1. Interest Rate.
(a)     Except as provided in Section 1(d), this Note will bear interest at a per annum rate equal to SEVEN AND ONE-HALF PERCENT (7.5%) from the date hereof until this Note is

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paid in full. Interest shall be payable annually in arrears on each anniversary of the date of this Note (or, if such anniversary is not a Business Day, on the next succeeding Business Day), at maturity and at the time of any payment or prepayment of principal. All interest payments shall be made in cash, or at the discretion of Maker, by making the interest payable in kind by capitalizing such interest due and adding it to the outstanding principal amount of this Note, in which case the Maker shall also issue to Payee FOUR HUNDRETHS (.04) of a SAR for each ONE DOLLAR ($1.00) of such interest being capitalized (as such conversion ratio may be adjusted from time to time pursuant to Article VI of the Securityholder Agreement) (the “PIK Payment Option”). Maker shall exercise the PIK Payment Option by providing written notice to the Payee, at which time the number of SARs subject to the SAR Agreement shall be appropriately adjusted in accordance with Section 3 of the SAR Agreement.
(b)    References to the “principal amount of the Note” shall include any increase in the principal amount of the Note as a result of the exercise of the PIK Payment Option.
(c)    Interest shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed.
(d)    After an Event of Default (as defined below) has occurred or maturity (whether by acceleration or otherwise, and before as well as after judgment), all unpaid principal, accrued interest and any other amounts payable by Maker under this Note shall bear interest until paid at TWO PERCENT (2%) in excess of the interest rate otherwise applicable to the unpaid balance under this Note.
Section 2. Payments.
(a)All outstanding amounts owing under this Note, including unpaid interest and principal, shall be due and payable in cash on February 2, 2023.
(b)Prior to February 2, 2019, Maker may not prepay this Note. At any time on or after February 2, 2019, Maker shall have the right to prepay this Note in full or in part, together with all accrued and unpaid interest on the principal amount of this Note being prepaid, without premium or penalty three business days after giving written notice to Payee of Maker’s intention to prepay this Note.
(c)All cash payments received for application to this Note, whether designated as principal or interest, shall be first applied to the payment of accrued interest and the balance applied in reduction of the principal amount hereof.
(d)Payments under this Note shall be made in the lawful money of the United States of America to the Payee by wire transfer to such account or accounts as the Payee may direct by written notice to the Maker.
Section 3.    Default. It shall be an event of default (“Event of Default”) upon the occurrence of any of the following events:

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(a)	any failure on the part of Maker to make any principal payment under this Note when due, whether by acceleration or otherwise;

(b)	any failure on the part of Maker to make any interest payment under this Note when due, whether by acceleration or otherwise, and the continuation of such failure for 30 days;

(c)
any failure on the part of Maker to keep or perform any of the terms or provisions (other than payment) of this Note and the continuation of such failure for 30 days after notice of such failure by Payee to Maker;

(d)
Maker becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, or Maker commences any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute;

(e)
a proceeding shall be commenced against Maker under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute, and relief is ordered against it, or the proceeding is controverted but is not dismissed within 60 days after commencement thereof;

(f)	Maker consents to or suffers the appointment of a receiver, trustee or custodian to any substantial part of its assets that is not vacated within 30 days; or

(g)	any representation or warranty made by the Maker herein or in the Securityholder Agreement shall prove to have been false or misleading in any material respect when so made.
Upon the occurrence of and during the continuation of an Event of Default (i) if such event is an Event of Default specified in clause (d) or (e) above, the entire unpaid principal of this Note, interest accrued thereon and all other amounts owing by Maker hereunder, shall become immediately due and payable, and (ii) if such event is any other Event of Default, Payee may, by notice to Maker, declare the unpaid principal amount of this Note, interest accrued thereon and all other amounts owing by Maker hereunder to be immediately due and payable.
Section 4. Waivers.
(a)Maker waives demand, presentment, protest, notice of protest, notice of dishonor and all other notices or demands of any kind or nature with respect to this Note.
(b)Maker agrees that a waiver of rights under this Note shall not be deemed to be made by Payee unless such waiver shall be in writing, duly signed by Payee, and each such waiver, if any, shall apply only with respect to the specific instance involved and shall in no way impair the rights of Payee or the obligations of Maker in any other respect at any other time.
(c)Maker agrees that in the event Payee demands or accepts partial payment of this Note, such demand or acceptance shall not be deemed to constitute a waiver of any right to

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demand the entire unpaid balance of this Note at any time in accordance with the terms of this Note.
Section 5. Collection Costs. Maker will upon demand pay to Payee the amount of any and all reasonable costs and expenses including, without limitation, the reasonable fees and disbursements of its counsel (whether or not suit is instituted) and of any experts and agents, which Payee may incur in connection with the enforcement of this Note during an Event of Default.
Section 6. Assignment of Note. Maker will not be permitted to assign or transfer this Note or any of its obligations under this Note without the consent of the Payee. Payee may not assign or transfer this Note or any of its rights under this Note in any manner whatsoever except as set forth in Article III of the Securityholder Agreement.
Section 7. Miscellaneous.
(a)This Note may be modified only by written agreement signed by Maker and Payee. This Note may not be modified by an oral agreement, even if supported by new consideration.
(b)The governing law for this Agreement and certain related provisions are set forth in Section 8.11 of the Securityholder Agreement.
(c)Subject to Section 6, the covenants, terms and conditions contained in this Note apply to and bind the successors and permitted assigns of the parties.
(d)This Note, together with the Securityholder Agreement and the SAR Agreement constitute a final written expression of all the terms of the agreement between the parties regarding the subject matter hereof, is a complete and exclusive statement of those terms, and supersedes all prior and contemporaneous agreements, understandings and representations between the parties. If any provision or any word, term, clause or other part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected and shall remain in full force and effect.
(e)All notices, consents or other communications provided for in this Note or otherwise required by law shall be in writing and shall be given as provided in Section 8.3 of the Securityholder Agreement. Such addresses may be changed by notice given as provided in such section.
(f)Maker hereby agrees to treat, for United States federal income tax purposes, the possibility that Maker will exercise the PIK Payment Option as a contingency that is “remote” or “incidental” within the meaning of Treasury Regulation Section 1.1275-2(h), and Maker shall not to take any position on any tax return or otherwise for income tax purposes inconsistent with such treatment.
[Signature Page Follows]

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IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.
General Communication, Inc.

By: /s/ Thomas C. Chesterman
Name: Thomas C. Chesterman
Title: Vice President, Finance

[Unsecured Promissory Note Due 2023 – Signature Page]